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                                                               Exhibit 23.2


            CONSENT OF ERNST & YOUNG LLP, INDEPENDENTS AUDITORS


  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 6, 2001, except for the second paragraph of Note 15 under the caption "Patent Matters" as to which the date is March 23, 2001 and the first paragraph of Note 1 and the third paragraph of Note 15 as to which the date is December 10, 2001, in Amendment No. 2 to the Registration Statement (Registration No. 333-70900) on Form S-1 and related Prospectus of American Pharmaceutical Partners, Inc. for the registration of 10,350,000 shares of its common stock.


  Our audits also included the financial statement schedule of American Pharmaceutical Partners, Inc. for each of the three years in the period ended December 31, 2000 listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                          /s/ Ernst & Young LLP


Woodland Hills, California


December 10, 2001